Exhibit 99.1

The First Bancorp Declares Regular Quarterly Dividend

DAMARISCOTTA, Maine - (BUSINESS WIRE) - March 23, 2017 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), parent company of First National Bank, today declared a quarterly dividend of 23 cents per share. This first-quarter dividend is payable April 28, 2017, to shareholders of record as of April 6, 2017, and is equal to the regular dividend of 23 cents per share the Company paid in the past three quarters. Based on the March 22, 2017 closing price of $25.59 per share, the annualized dividend of 92 cents per share translates to a yield of 3.60%.

“The Company posted record earnings in 2016,” noted the Company’s President & Chief Executive Officer, Tony C. McKim, “up $1.8 million or 11.1% over 2015. These strong earnings enable us to continue to reward our Shareholders with a generous dividend payout that is well above peer. We consistently hear from our shareholders that our dividend remains a key component in our total return and the valuation of our shares.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves the Pine Tree State with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment advisory, wealth management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.